                                                                  EXECUTION COPY

                          ASSET CONTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                              INSTINET CORPORATION

                                       AND

                               INSTINET GROUP LLC

                            DATED AS OF JULY 31, 2000

                  ASSET CONTRIBUTION AGREEMENT dated as of July 31, 2000, by and between Instinet Corporation, a corporation organized under the laws of Delaware ("ICorp") and Instinet Group LLC, a limited liability corporation organized under the laws of Delaware ("IGL"), each (each a "Party" and, collectively, the "Parties").

                  WHEREAS, IGL is a wholly-owned subsidiary of ICorp and was formed to acquire certain assets, business and operations of ICorp;

                  WHEREAS, ICorp desires to contribute to IGL, and IGL desires to acquire from ICorp, the ICorp Assets, in consideration for the assumption by IGL of the ICorp Liabilities and the issuance by IGL to ICorp of membership interests of IGL, all as more fully described in this Agreement;

                  WHEREAS, Reuters Holdings Switzerland SA, a corporation organized under the laws of Switzerland (the "Subscriber"), and IGL are entering into a Subscription Agreement dated the date hereof pursuant to which IGL is issuing Shares of Common Stock (as such term is defined in IGL's Limited Liability Company Operating Agreement) to RHSSA in exchange for $167,300,000, which represents the value of cash and cash equivalents being retained by ICorp pursuant to this Agreement (the "Subscription");

                  WHEREAS, both ICorp and Subscriber are indirect, wholly-owned subsidiaries of Reuters Group PLC;

                  NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:

                                    Article I

                                   DEFINITIONS

                  1.1. Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

                  "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Authority or any arbitration or mediation tribunal.

                  "Adjusted Units" has the meaning set forth in Section 3.4.

                  "Aggregate IGL Concluded Value" has the meaning set forth in
Section 3.4.

                  "Agreement" means this Asset Contribution Agreement, including all of the Schedules hereto.

                  "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

                  "Concluded Value" has the meaning set forth by Houlihan Lokey Howard & Zukin in their report dated as of April 30, 2000.

                  "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

                  "Contracts" means any and all written executory contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

                  "Euroclear Guarantee" has the meaning set forth in Section 2.2(b)(i)(C).

                  "Euroclear Fixed Income Liabilities" has the meaning set forth in Section 2.2(b)(i)(C).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

                  "Excluded Assets" has the meaning set forth in Section 2.1(c).

                  "Excluded Liabilities" has the meaning set forth in Section 2.2(c).

                  "Fixed Income Liabilities" has the meaning set forth in
Section 2.2(b)(i)(C).

                  "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Authority.

                  "ICorp" has the meaning set forth in the preamble.

                  "ICorp Assets" has the meaning set forth in Section 2.1(b).

                  "ICorp Liabilities" has the meaning set forth in Section
2.2(b).

                  "IGL" has the meaning set forth in the preamble.

                  "IGL Units" has the meaning set forth in Section 2.3.

                  "Indemnified Party" has the meaning set forth in Section
4.4(a).

                  "Indemnifying Party" has the meaning set forth in Section 4.4(a).

                  "Instinet Business" means the business as conducted by ICorp and its subsidiaries on the date hereof.

                  "IUK" has the meaning set forth in Section 2.2(b)(i)(C).

                  "IUK Guarantee" has the meaning set forth in Section 2.2(b)(i)(C).

                  "IUK Fixed Income Liabilities" has the meaning set forth in
Section 2.2(b)(i)(C).

                  "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  "Operating Agreement" means the Limited Liability Company Operating Agreement of IGL.

                  "Parties" has the meaning set forth in the preamble.

                  "Party" has the meaning set forth in the preamble.

                  "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Authority.

                  "Report" has the meaning set forth in Section 3.4.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

                  "Self-Regulatory Organization" has the meaning set forth in section 3(a)(26) of the Exchange Act.

                  "Shares of Common Stock" has the meaning set forth in the Operating Agreement.

                  "Subscriber" has the meaning set forth in the preamble.

                  "Subscription" has the meaning set forth in the preamble.

                  "Transferred Business" has the meaning set forth in Section
3.4.

                  "Transferred Companies" means BD Holding of Nevada, LP, a limited partnership organized under the laws of Delaware; W.R. Hambrecht + Co., Inc., a corporation organized under the laws of Delaware; Instinet (Schweiz), AG, a corporation organized under the laws of Switzerland; Instinet Bermuda Limited, a corporation organized under the laws of Bermuda; Instinet Clearing Services, Inc. a corporation organized under the laws of Delaware; Instinet Research, Inc., a corporation organized under the laws of Delaware; Instinet.com Corporation, a corporation organized under the laws of Delaware; Instinet International Corporation, a corporation organized under the laws of Delaware; Thamesway Inc., a corporation organized under the laws of Connecticut; Nasdaq Stock Market, Inc., a corporation organized under the laws of Delaware; Harborview, LLC, a limited liability company organized under the laws of Delaware; and Lynch, Jones & Ryan, Inc., a corporation organized under the laws of Delaware.

                  1.2. Interpretation. In this Agreement and in the Schedules and Exhibits hereto:

                  (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

                  (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

                  (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

                  (d) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns; and

                  (e) whenever in this Agreement, a contract or instrument is referred to as "enforceable," such statement shall be deemed to be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                                   Article II

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

                  2.1. Transfer of Assets. (a) Subject to the receipt of all consents, approvals or authorizations of any Authority, or any other Person, necessary to consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement, ICorp hereby contributes, assigns, transfers, conveys and delivers to IGL, and IGL hereby accepts from ICorp, all of ICorp's right, title and interest in and to the ICorp Assets.

                  (b) For purposes of this Agreement, "ICorp Assets" shall mean the assets, properties, business and goodwill of ICorp of every kind and description, tangible and intangible, real, personal and mixed, wherever located and whether or not reflected on the balance sheet accounts of ICorp, existing as of the date hereof, including, without limitation:

                  (i) all Contracts, leases and other agreements of every nature, including all subscriber agreements, and all books, records, account statements, correspondence and other data and papers of every nature, relating to the business or operations of ICorp, its employees, customers, suppliers or others having business dealings with ICorp;

                  (ii) all hardware, software, and other computer systems related or incidental to the conduct of the business or operations of ICorp, including, without limitation, the operation of the Real-Time Trading Service, the Crossing Network, MarketMatch, and other order routing, trading, negotiation, research and analytics, and data dissemination services offered by ICorp;

                  (iii) all trade names, trademarks, copyrights and pending applications therefor;

                  (iv) all rights and interests which ICorp has in and to the use of the name "Instinet Corporation" or "Instinet" and any of the names of the Transferred Companies, and any variant or abbreviation of any thereof and any logos associated with any thereof, together with all goodwill, going concern value and like intangibles of ICorp;

                  (v) all trade secrets and proprietary rights to any and all processes and inventions relating to the business or operations of ICorp;

                  (vi) all memberships and interests of ICorp in memberships in any securities or commodities exchange, or in any Self-Regulatory Organization, and in any agreements relating to, or under which ICorp has, the use or right to use, or an interest in, any such membership;

                  (vii) all equity interests and creditor interests which ICorp has in any person, firm or corporation, including, without limitation, its equity interests in the Transferred Companies, as described on
         Schedule 2.1(b)(vii);

                  (viii) all receivables;

                  (ix) all furniture, fixtures and leasehold improvements; and

                  (x) all known and unknown, liquidated or unliquidated, contingent or fixed, rights or causes of action which ICorp has or may have against any third party and all such rights which ICorp has or may have in or to any asset or property, excluding, however, all known or unknown, liquidated or unliquidated, contingent or fixed, causes of action which ICorp has or may have to the extent they arise out of or relate to any liability, obligation or claim not to be assumed by IGL pursuant to Section 2.2(c).

Notwithstanding the foregoing, the ICorp Assets shall not in any event include the Excluded Assets referred to in Section 2.1(c) below, nor the assets to be retained by ICorp pursuant to clause (x) above.

                  (c) For the purposes of this Agreement, "Excluded Assets" shall mean the assets listed or described on Schedule 2.1(c) and the contracts, agreements, books, records, account statements, correspondence and other data and papers of every nature, relating solely to the assets being retained by ICorp pursuant to this Section 2.1(c) or the liabilities of ICorp not being assumed pursuant to Section 2.2.

                  2.2. Assumption of Liabilities. (a) In furtherance of and as a part of the contribution of the ICorp Assets to IGL, IGL hereby assumes and agrees faithfully to perform and fulfill all the ICorp Liabilities in accordance with their respective terms. IGL shall be responsible for all the ICorp Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by ICorp or IGL or by any of their respective directors, officers, employees or agents.

                  (b) For the purposes of this Agreement, "ICorp Liabilities" shall mean (without duplication):

                  (i) all Liabilities, including, without limitation, such liabilities and claims, if any, arising under the Securities Act or the Exchange Act, relating to, arising out of or resulting from:

                           (A) ICorp's business and operations, as conducted by
                  ICorp at any time prior to or on, or as conducted by IGL after, the date hereof (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                           (B) the ICorp Assets, whether arising before, on or
                  after the date hereof; and

                           (C) (x) the guarantee made by ICorp, on behalf of
                  Instinet U.K. Limited ("IUK") in favor of any IUK client, dated as of January 3, 2000 (the "IUK Guarantee"), except for any Liability under the IUK Guarantee arising out of the fixed income business of IUK (the "IUK Fixed Income Liabilities") and (y) the guarantee made by ICorp, on behalf of IUK in favor of Morgan Guaranty Trust Company of New York, in the amount of $250,000,000 (the "Euroclear Guarantee"), except for any Liability under the Euroclear Guarantee arising out of the fixed income business of IUK (the "Euroclear Fixed Income Liabilities" and, together with the IUK Fixed Income Liabilities, the "Fixed Income Liabilities"); and

                  (ii) the Liabilities listed on Schedule 2.2(b)(ii).

Notwithstanding the foregoing, the ICorp Liabilities shall not include the Excluded Liabilities referred to in Section 2.2(c) below.

                  (c) For the purposes of this Agreement, "Excluded Liabilities" shall mean:

                  (i) any and all Liabilities that do not relate to, arise out of or result from (A) ICorp's business and operations as conducted by ICorp at any time prior to or on, or by IGL after, the date hereof or
         (B) the ICorp Assets;

                  (ii) any and all Liabilities that relate to, arise out of or result from the Excluded Assets;

                  (iii) the Fixed Income Liabilities; and

                  (iv) the Liabilities listed on Schedule 2.2(c)(iv).

                  2.3. Issuance of Membership Interests. In consideration for the contribution by ICorp of the ICorp Assets to IGL, concurrently with the execution of this Agreement, IGL is issuing to ICorp 169,236,283 Shares of Common Stock (the "IGL Units"). Schedule A and Schedule B of the Operating Agreement will be amended to reflect the issuance.

                                   Article III

                                    COVENANTS

                  3.1. Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the contribution, assignment, transfer and conveyance of the ICorp Assets and the assumption of the ICorp Liabilities set forth in Section 2.1 and Section 2.2, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (a) ICorp shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, conveyance and assignment of all of ICorp's right, title and interest in and to the ICorp Assets to IGL and (b) IGL shall execute and deliver to ICorp such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective contribution and transfer of the ICorp Assets and assumption of the ICorp Liabilities by IGL.

                  3.2. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Without limiting the foregoing on and after the date hereof, each Party shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Authority or any other Person (including, without limitation, all Self-Regulatory Organizations) under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfer of the ICorp Assets and the assignment and assumption of the ICorp Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the ICorp Assets if and to the extent it is practicable to do so.

                  3.3. Delayed Transfers. To the extent that any asset or Liability that would otherwise be assigned to IGL on the date hereof pursuant to
Section 2.1(a) is not capable of being assigned without obtaining the consent or waiver of any Authority or any other Person, which consent or waiver has not been received on or prior to the date hereof, any such asset or Liability will be assigned on the date the requisite consent or waiver is received. In the event such consent or waiver is not received prior to the first anniversary of this Agreement, such asset or Liability shall not be assigned hereunder and the IGL Units previously issued by IGL pursuant to Section 2.3 shall be adjusted to reflect such non-assignment (by canceling certain of such IGL Units or by IGL issuing additional Shares of Common Stock to ICorp) on the basis of the value of such asset or Liability on the date hereof. Any asset or Liability that is the subject of this Section 3.3 shall be deemed an Excluded Asset or Excluded Liability until actually assigned to IGL.

                  3.4. Post-Closing Adjustment. (a) The Parties acknowledge that the IGL Units to be issued to ICorp are to represent a percentage of the aggregate Shares of Common Stock of IGL outstanding on the date hereof following the Subscription and the consummation of the transactions contemplated by this Agreement equal to the percentage of the value of the Instinet Business represented by the assets and liabilities contributed by Instinet to IGL (the "Transferred Business"). The Parties further acknowledge that for the purposes of the closing under this Agreement, the value of the Instinet Business has been estimated based on the value of such business as of April 30, 2000. As soon as practicable after the date hereof, and in any event no later than thirty (30) days following the date hereof, IGL shall cause Houlihan Lokey Howard & Zukin (or such other company agreed upon by both Parties) to prepare a valuation summary (the "Report") setting forth the Concluded Value of the Instinet Business on the date hereof (the "Aggregate IGL Concluded Value"). The Report shall include, among other things, the percentage of the Aggregate IGL Concluded Value represented by the Transferred Business.

                  (b) As soon as practicable following the delivery of the Report, the IGL Units issued to ICorp hereunder shall be adjusted up or down such that the IGL Units represent a percentage of the outstanding Shares of Common Stock of the Company equal to the percentage that the value of the Transferred Business on the date hereof represents of the Aggregate IGL Concluded Value (the "Adjusted Units"). The number of IGL Units issued on the date hereof pursuant to this Agreement shall be deemed to be the number of Adjusted Units.

                                   Article IV

                                 INDEMNIFICATION

                  4.1. Indemnification By IGL. IGL shall indemnify, defend and hold harmless ICorp and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) the failure of IGL or any other Person to pay, perform or otherwise promptly discharge any ICorp Liability in accordance with its terms, whether prior to or after the date hereof; and

                  (b) the breach of any representation, warranty, covenant or agreement by IGL contained in this Agreement (including any Exhibit or Schedule).

                  4.2. Indemnification By ICorp. ICorp shall indemnify, defend and hold harmless IGL and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) the failure of ICorp or any other Person to pay, perform or otherwise promptly discharge any Excluded Liability in accordance with its terms, whether prior to or after the date hereof; and

                  (b) the breach of any representation, warranty, covenant or agreement by ICorp contained in this Agreement (including any Exhibit or Schedule).

                  4.3. Consequential Damages. Except as provided in the following sentence, in no event shall any indemnity pursuant to Section 4.1 or
Section 4.2 include any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 4.1 or Section 4.2 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim against an Indemnified Party (as defined below).

                  4.4. Defense of Claims. All rights of a Party to indemnification under this Article IV shall be asserted and resolved as follows:

                  (a) Promptly after receipt by a Party entitled to indemnification under Section 4.1 or Section 4.2 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced thereby.

                  (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IV for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

                  (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 4.1 or Section 4.2.

                  4.5. Survival of Indemnities. The rights and obligations of each the Parties under this Article IV shall survive the closing of the transactions contemplated hereby and the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

                                    Article V

                                  MISCELLANEOUS

                  5.1. Counterparts; Entire Agreement; Corporate Power.

                  (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

                  (b) This Agreement and the Exhibits and Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein.

                  (c) Each of ICorp and IGL represents on behalf of itself as follows:

                  (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

                  (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

                  5.2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT,
ENFORCEABILITY, PERFORMANCE AND REMEDIES.

                  5.3. Submission to Jurisdiction. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441.

                  5.4. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.

                  5.5. Third Party Beneficiaries. Except as provided in Section 5.4, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  5.6. Notices. Any and all notices or other communications permitted or required to be delivered or given under this Agreement shall be in writing and signed by the Party giving such notice or other communication and shall be sent by telecopy or similar means of simultaneous transmission and receipt or shall be delivered personally, or sent by registered or certified mail, postage prepaid and addressed as follows:

         If to ICorp, to:           Reuters C Corp.
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attn:  Paul Merolla, Esq.
                                    Fax:  (212) 759-4016

         If to IGL, to:             Instinet Group LLC
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attn:  Paul Merolla, Esq.
                                    Fax:  (212) 759-4016

In the case of personal delivery, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of receipt, as the case may be, shall be the date of the delivery or giving of such notice. Any Party may, by notice to the other Party, change the address to which such notices are to be given.

                  5.7. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

                  5.8. Expenses. Except as provided in Article IV, each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  5.9. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

                  5.10. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

                  IN WITNESS WHEREOF, the Parties have caused this Asset Contribution Agreement to be executed by their duly authorized representatives.

                                                        INSTINET CORPORATION

                                                        By:_____________________
                                                            Name:
                                                            Title:


                                                        INSTINET GROUP LLC

                                                        By:_____________________
                                                            Name:
                                                            Title: